UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 31, 2008
MASTEC, INC.
(Exact Name of Registrant as Specified in Its Charter)
Florida
(State or Other Jurisdiction of Incorporation)

Florida	0-08106	65-0829355

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134
(Address of Principal Executive Offices) (Zip Code)
(305) 599-1800
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 31, 2008, the MasTec, Inc. (the “Company”) board of directors adopted the MasTec Deferred Compensation Plan (the “Plan”) effective June 1, 2008. Certain management and highly compensated employees of the Company, including the Company’s principal executive officer, principal financial officer, and the Company’s other named executive officers, are eligible to participate in the Plan. The Plan is intended to provide this group of employees with an opportunity on a voluntary basis to defer compensation without regard to the legal limits imposed on the Company’s qualified 401(k) plan. Under the Plan, participants are allowed to defer up to 50% of their base salary and 100% of their bonus in any given year. The Company, in its sole discretion, may, but is not required to, make a Company contribution to any participant’s account under the Plan. Such Company contributions may be smaller or larger than the amount credited to any other participant in any given year. Company contributions will be determined by the Company’s board or the compensation committee of the Company’s board of directors. Participants may obtain distributions from the Plan only on termination of employment at which time the distribution will be fully taxable to the employee. Eligible employees are permitted to elect to have the value of their accounts under the Plan measured as if those accounts were invested in any of the various investment options available under the Plan. The foregoing description of the Plan is not complete and is qualified in its entirety by the Plan which is attached to this Current Report on Form 8-K and is incorporated by reference herein.

ITEM 9.01	Financial Statements and Exhibits
(d)	Exhibits
99.1	— MasTec Deferred Compensation Plan

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTEC, INC.
Date: April 4, 2008	By:	/s/ Alberto de Cardenas
Alberto de Cardenas
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	MasTec Deferred Compensation Plan

4